      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2003

                        REGISTRATION NO. _______________
                        ================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BENTLEY COMMUNICATIONS CORP.
                          ----------------------------
             (Exact name of Registrant as specified in its charter)

                       Florida                    58-2534003
                       -------------------------------------
           (State or other jurisdiction of      (IRS Employer
           incorporation or organization)    Identification No.)

            11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064
            ---------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

   2004 Non-Qualified Stock & Stock Option Plan; Fee Agreement with Richard O.
   ---------------------------------------------------------------------------
        Weed of Weed & Co. LLP; Employment Agreement with Gordon F. Lee
        ---------------------------------------------------------------
                            (Full title of the plan)

            11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064
            ---------------------------------------------------------
                     (Name and address of agent for service)

                                 (310) 445-2599
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                       Amount of       Maximum         Maximum       Amount of
Title of Securities    Shares to      Offering        Aggregate     Registration
to be Registered     be Registered Price Per Share  Offering Price      Fee
----------------     ------------- ---------------  --------------      ---

$.0001 par value
common stock         115,000,000       $.03(1)        $3,450,000      $317.40

$.0001 par value
common underlying
stock options         15,000,000       $.03(2)          $450,000       $41.40

TOTALS               130,000,000                      $3,900,000      $358.80

           (1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of December 29, 2003, a date within five business days prior to the filing of this registration statement.
           (2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.

                                   PROSPECTUS

                          Bentley Communications Corp.

                       130,000,000 Shares Of Common Stock
                  (15,000,000 Shares Underlying Stock Options)

This prospectus relates to the offer and sale by Bentley Communications Corp., a Florida corporation ("Bentley"), of shares of its $.0001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to certain consulting agreements and the 2004 Non-Qualified Stock & Stock Option Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, Bentley is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants 130,000,000 shares of common stock, of which 15,000,000 shares are underlying options to purchase common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Bentley within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Bentley is registering 10,00,000 shares and 10,000,000 shares underlying stock options hereunder for Gordon F. Lee, an affiliate of Bentley, pursuant to a consulting agreement with Mr. Lee. Bentley is registering 3,200,000 shares and 10,000,000 shares underlying options for Robert Schumacher, an affiliate of Bentley, pursuant to the Stock Plan. An affiliate is summarily, any director, executive officer or controlling shareholder of Bentley or any one of its subsidiaries. An "affiliate" of Bentley is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of Bentley in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "BLTY." On December 18, 2003, the closing price for the common stock was $.03 per share.

                      These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

                      The date of this prospectus is December 31, 2003

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Bentley with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Bentley Communications Corp., 11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064. Bentley's telephone number is (310) 445-2599.

Bentley is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Bentley under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Bentley. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Bentley since the date hereof.

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus.

Item 1. The Plan Information...................................................1

Item 2. Registrant Information and Employee Plan Annual Information............2

Information Required in the Registration Statement.

Item 3. Incorporation of Documents by Reference................................3

Item 4. Description of Securities..............................................3

Item 5. Interests of Named Experts and Counsel.................................3

Item 6. Indemnification of Officers, Directors, Employees and Agents;
        Insurance..............................................................3

Item 7. Exemption from Registration Claimed....................................4

Item 8. Exhibits...............................................................4

Item 9. Undertakings...........................................................4

Signatures.....................................................................6

Exhibit Index..................................................................7

                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS

Item 1.  The Plan Information.

The Company

Bentley has its principal executive offices at 11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064. Bentley's telephone number is (310) 445-2599.

Purpose

Bentley will issue common stock to certain consultants pursuant to the consulting agreements and the Stock Plan, which have been approved by the Board of Directors of Bentley. The Stock Plan is intended to provide a method whereby Bentley may be stimulated by the personal involvement of the consultants in Bentley's future prosperity, thereby advancing the interests of Bentley, and all of its shareholders. Copies of the Stock Plan and the consulting agreements have been filed as exhibits to this registration statement.

Common Stock

The Board has authorized the issuance of up to 130,000,000 shares of the common stock to the consultants upon effectiveness of this registration statement. 15,000,000 of the shares are underlying stock options, exercisable at $.03 per share on or before December 31, 2008.

The Consultants

The consultants have agreed to provide their expertise and advice to Bentley for the purposes set forth in their consulting agreements with the company.

No Restrictions on Transfer

The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Consultants

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Bentley for federal income tax purposes in the taxable year of Bentley during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of Bentley acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Bentley. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. Bentley has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information and Employee Plan Annual Information

The documents incorporated by reference in Item 3 of Part II of the Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from the company, without charge, upon written or oral request. Requests for documents should be directed to the President of the Company at 11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064 or (310) 445-2599. The documents incorporated by reference in
Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Bentley Communications Corp., a Florida corporation ("Bentley"), are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended June 30, 2003, filed with the Securities and Exchange Commission;

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended June 30, 2003;

(c) The description of the Company's common stock contained in its Form 10-SB filed September 16, 1999 (File No. 00027347), including any amendment or report filed for the purpose of updating such description; and

(d) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. In connection with this offering, Richard O. Weed, managing partner of Weed & Co. LLP, will receive 5,000,000 shares of common stock and options to purchase 5,000,000 shares of common stock at an exercise price of $.03 per share. These options expire December 31, 2008. Richard O. Weed also owns 5,000,000 shares of restricted common stock of Bentley.

The financial statements of Bentley are incorporated by reference in this prospectus as of and for the year ended June 30, 2003 and June 30, 2002, have been audited by Russell Bedford Stefanou & Mirchandani LLP, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Item 6. Indemnification of Officers, Directors, Employees and Agents; Insurance.

Under Florida law, Bentley may indemnify any person, including officers and directors, who was acting at the corporation's request, including certain securities law violations. A true and correct copy of Section 607.0850 of Florida Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Bentley's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law.

The effect of these provisions may be to eliminate the rights of Bentley and its stockholders (through stockholders' derivative suit on behalf of Bentley) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the preceding paragraph.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

           (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

           Exhibit No.             Title
           -----------             -----

           5.1          Legal opinion of Weed & Co. LLP

           10.1         2004 Non-Qualified Stock & Stock Option Plan

           10.2         Fee Agreement with Richard O. Weed of Weed & Co. LLP

           10.3         Employment Agreement with Gordon F. Lee

           23.1         Consent of Weed & Co. LLP

           23.2         Consent of Russell Bedford Stefanou Mirchandani LLP

           99.1         Florida Law regarding Indemnification Section 607.0850
                        F.R.S.

Item 9.  Undertakings.

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

           Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability pursuant to the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
           Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Los Angeles, State of California, on December 31, 2003.

                          BENTLEY COMMUNICATIONS CORP.
                                  (Registrant)

                                  /s/ Gordon F. Lee
                                  -----------------
                                  Gordon F. Lee
                                  CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                           Title                            Date
                                     -----                            ----

/s/ Gordon F. Lee       CEO, Chief Financial                   December 31, 2003
---------------------   Officer, Secretary & Director
Gordon F. Lee

/s/ Robert Schumacher   President, Chief Operating Officer     December 31, 2003
---------------------   & Director
Robert Schumacher

INDEX TO EXHIBITS

Exhibit No.  Title
-----------  -------------------------------------------------------------------

5.1          Legal opinion of Weed & Co. LLP

10.1         2004 Non-Qualified Stock & Stock Option Plan

10.2         Fee Agreement with Richard O. Weed of Weed & Co. LLP

10.3         Employment Agreement with Gordon F. Lee

23.1         Consent of Weed & Co. LLP

23.2         Consent of Russell Bedford Stefanou Mirchandani LLP

99.1         Florida Law regarding Indemnification Section 607.0850 F.R

EXHIBIT 5.1 Legal Opinion of Weed & Co. LLP

                                 WEED & CO. LLP
     4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

                                December 31, 2003

Board of Directors
Bentley Communications Corp.
11301 Olympic Boulevard, Suite 680
Los Angeles, CA  90064

         Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Bentley Communication Corp.'s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 130,000,000 shares of the Company's common stock, $.0001 par value, of which 15,000,000 shares are underlying options to purchase common stock (the "Shares"), pursuant to the 2004 Non-Qualified Stock & Stock Option Plan (the "Stock Plan") and certain consulting agreements.

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan, the consulting agreements and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

                                              Very truly yours,

                                              /s/ Weed & Co. LLP
                                              ------------------
                                              Weed & Co. LLP